                                                                      Exhibit 11


STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS


                                                         Year ended        Year ended
                                                        December 31,      December 31,
                                                            1997 (a)             1998
                                                     ---------------    -------------
Net earnings (loss) before extraordinary items......      $(23,909)           $37,625
Extraordinary items.................................       (41,197)                 -
                                                         ----------           -------
Net earnings (loss).................................      $(65,106)           $37,625
                                                          =========           =======

Basic earnings (loss) per common share:
     Net earnings (loss) before extraordinary items.        $(0.76)             $0.98
     Extraordinary items............................         (1.30)                 -
                                                         ----------           -------
     Net earnings (loss)............................        $(2.06)             $0.98
                                                          ========            =======

     Weighted average number of common shares.......    31,617,071         38,357,079

     For the year ended December 31:
         Weighted average shares for Q1.............    30,686,065         38,336,014
         Weighted average shares for Q2.............    30,702,367         38,336,014
         Weighted average shares for Q3.............    30,670,134         38,355,926
         Weighted average shares for Q4.............    34,409,718         38,400,363

         Weighted average shares for the year.......    31,617,071         38,357,079

Diluted earnings (loss) per common share:
     Net earnings (loss) before extraordinary items.        $(0.76)             $0.92
     Extraordinary items............................         (1.30)                 -
                                                         ----------           -------
     Net earnings (loss)............................        $(2.06)             $0.92
                                                          =========           =======

     Weighted average number of common shares.......    31,617,071         40,682,211

     For the year ended December 31:
         Weighted average shares for Q1.............    30,686,065         40,600,109
         Weighted average shares for Q2.............    30,702,367         40,640,516
         Weighted average shares for Q3.............    30,670,134         40,616,526
         Weighted average shares for Q4.............    36,158,976         40,922,276

         Weighted average shares for the year.......    31,617,071         40,682,211

(a) The calculations of the weighted average number of common shares for the 1997 period assume that the previously existing Class A, B and C common shares have been converted into the Company's common stock in connection with the reorganization of the Company as described in Note 10 to the audited consolidated financial statements.

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